Exhibit 99.1

RGS Energy Prices $3.5 Million Public Offering of Common Stock and Up to

$8 Million of Warrants

LOUISVILLE, CO, February 24, 2015 – RGS Energy (NASDAQ: RGSE) today announced that it has priced a public offering (the “Offering”) of units (“Units”) consisting of shares of common stock and warrants at $0.50 per Unit.

Each Unit consists of:

(i)	one share of RGS Energy’s Class A common stock, par value $0.001 per share (“Common Stock”);

(ii)	a Series A Warrant to purchase one-half of one share of Common Stock for a price of $0.50 per share, exercisable for a period of five years beginning six months after the closing of the Offering;

(iii)	a Series B Warrant to purchase shares of Common Stock for a “stated amount” equal to an investor’s pro rata share of $8 million based on the aggregate purchase price paid by such investor for Units in the Offering compared to the aggregate purchase price paid by all investors for Units in this offering, for the lower of a fixed price of $0.50 per share or a floating price tied to a discounted volume weighted average market price determined in connection with future exercise, exercisable for a period of one year after issuance, subject to extension;

(iv)	a Series C Warrant to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the Series B Warrant for a price of $0.50 per share, exercisable for a period of five years beginning six months after the closing of the Offering; and (v) a Series D Warrant to purchase additional shares of Common Stock in an amount determined on March 13, 2015 which are immediately exercisable at an exercise price of $0.0001 per share and will expire on April 12, 2015, subject to extension. In addition, an investor who, together with certain “attribution parties,” would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after the closing of this Offering as a result of its purchase of Units will receive shares of Common Stock in an amount up to such 4.99% cap and a Series E Warrant to purchase the balance of the shares of Common Stock the investor would have received at closing but for the 4.99% cap at an exercise price of $0.0001 per share which will expire on April 12, 2015, subject to extension.

At the closing, the Offering is expected to provide gross proceeds to RGS Energy of approximately $3.5 million. In addition, the Company may, subject to the satisfaction of certain equity conditions, raise up to an additional $8 million by effecting a mandatory exercise of the Series B Warrants. WestPark Capital, Inc. served as exclusive placement agent in the Offering.

The Offering is expected to close on or prior to February 27, 2015, subject to customary closing conditions. The warrants will not be separately listed for trading.

The offering is being conducted pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). Prospective investors should read the prospectus supplement and the accompanying prospectus and the other documents that RGS Energy has filed with the SEC for more complete information about RGS Energy and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering are available free of charge on the SEC’s website at www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of WestPark Capital, Inc., 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “intend,” “will,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: our ability to complete this offering, and such other factors as discussed in the prospectus supplement and the accompanying prospectus and the other documents that RGS Energy has filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media and Investor Relations Contact for RGS Energy:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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